Exhibit 10.24

FIRST AMENDMENT TO
INCENTIVE STOCK OPTION AGREEMENT

This FIRST AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT (this “Amendment”), dated as of March 4, 2014, is made and entered into by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Jon Pedersen (the “Participant”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Incentive Stock Option Agreement by and between the Company and the Participant, dated October 27, 2011 (the “Option Agreement”), and in the Snap Interactive, Inc. 2011 Long-Term Incentive Plan.

WHEREAS, pursuant to the Option Agreement, the Company granted an option (the “Option”) to the Participant to purchase a total of four hundred seventy-eight thousand six hundred nine (478,609) full shares of Common Stock of the Company at an Option Price equal to $0.651 per share;

WHEREAS, the Company and the Participant recently entered into that certain Advisor Agreement by and between the Company and the Participant, dated as of March 4, 2014 (the “Advisory Agreement”), whereby the Participant will cease providing services as an employee but shall commence providing certain advisory services to the Company, effective as of the Effective Date (as defined in the Advisory Agreement);

WHEREAS, pursuant to the Advisory Agreement, the Participant agreed to amend the Option Agreement to clarify that the unvested portion of the Option shall not continue to vest in connection with the Participant’s provision of such advisory services; and

WHEREAS, Section 23 of the Option Agreement provides that the Option Agreement can be amended by a writing signed by the parties thereto, and the Company and the Participant now desire to amend the Option Agreement to terminate the unvested portion of the Option.

NOW, THEREFORE, in accordance with the terms of the Option Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Participant agree as follows:

1.	Section 4.a. of the Option Agreement is amended by inserting “(as defined herein)” immediately following the phrase “Termination of Service.”

2.	Section 4 of the Option Agreement is amended by inserting the following new Section 4.c. immediately to the end of said Section:

For purposes of this Agreement, a “Termination of Service” occurs when the Participant ceases to serve as an Employee of the Company or a Subsidiary for any reason.  For the avoidance of doubt, the Participant’s provision of services to the Company as an advisor, consultant, or independent contractor does not constitute service as an Employee of the Company for any purpose under this Agreement, including, without limitation vesting of the Optioned Shares.

3.	The Option Agreement, except as modified by this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
Name: Clifford Lerner Title: CEO

THE PARTICIPANT

/s/ Jon Pedersen
Jon Pedersen